SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.1)*

Anthracite Capital, Inc.
-----------------------------------------------------
(Name of Issuer)

Common Stock
 ----------------------------------------------------
 (Title of Class of Securities)

 037023108000
-----------------------------------------------------
(CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued in the following page(s))
Page 1 of 7 Pages
CUSIP No.037023108000                 Schedule 13G
Page 2 of 7 Pages

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1. NAME OF REPORTING PERSON AND SS OR IRS IDENTIFICATION NO. OF
PERSON
    Fieldstone Advantage Company - 38-3350417

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a)  [  ]
    (b)  [  ]
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3. SEC USE ONLY

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4. CITIZENSHIP OR PLACE OF ORGANIZATION
     Michigan

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5. SOLE VOTING POWER
     229,000
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6. SHARED VOTING POWER
    None
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7. SOLE DISPOSITIVE POWER
    229,000
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8. SHARED DISPOSITIVE POWER
    None
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    229,000
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      1.1%
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12. TYPE OF REPORTING PERSON*
      CO
------------------------------------------------------------------
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1. NAME OF REPORTING PERSON AND SS OR IRS IDENTIFICATION NO. OF
PERSON
    Flagstone Advantage Company - 38-3352059

------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a)  [  ]
    (b)  [  ]
------------------------------------------------------------------
3. SEC USE ONLY

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Page 3 of 7 pages

4. CITIZENSHIP OR PLACE OF ORGANIZATION
     Michigan

------------------------------------------------------------------
5. SOLE VOTING POWER
     200,000
------------------------------------------------------------------
6. SHARED VOTING POWER
    None
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7. SOLE DISPOSITIVE POWER
    200,000
------------------------------------------------------------------
8. SHARED DISPOSITIVE POWER
    None
------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    200,000
-----------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      1.0%
------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
      CO
------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT!
------------------------------------------------------------------
------------------------------------------------------------------
1. NAME OF REPORTING PERSON AND SS OR IRS IDENTIFICATION NO. OF
PERSON
    James Grosfeld ###-##-####
    Nancy Grosfeld ###-##-#### joint tenants
------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a)  [  ]
    (b)  [  ]
------------------------------------------------------------------
3. SEC USE ONLY

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4. CITIZENSHIP OR PLACE OF ORGANIZATION
     United States

------------------------------------------------------------------
5. SOLE VOTING POWER
     0
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6. SHARED VOTING POWER
    1,371,800
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7. SOLE DISPOSITIVE POWER
    None
Page 4 of 7 pages
------------------------------------------------------------------
8. SHARED DISPOSITIVE POWER
    1,371,800
------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,371,800 jointly held
-----------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      6.7%
------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
      IN
------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT!
------------------------------------------------------------------
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1. NAME OF REPORTING PERSON AND SS OR IRS IDENTIFICATION NO. OF
PERSON
Grosfeld Grantor Retained Annuity Trust u/a/d September 19, 1997
 - I.D.####-##-####
------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a)  [  ]
    (b)  [  ]
------------------------------------------------------------------
3. SEC USE ONLY

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4. CITIZENSHIP OR PLACE OF ORGANIZATION
     United States

------------------------------------------------------------------
5. SOLE VOTING POWER
     10,000
------------------------------------------------------------------
6. SHARED VOTING POWER
    None
------------------------------------------------------------------
7. SOLE DISPOSITIVE POWER
    10,000
------------------------------------------------------------------
8. SHARED DISPOSITIVE POWER
    None
------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    10,000
-----------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     <0.1%
------------------------------------------------------------------
Page 5 of 7 pages

12. TYPE OF REPORTING PERSON*
      OO
------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT!
------------------------------------------------------------------
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ITEM 1(A).  NAME OF ISSUER:

Anthracite Capital, Inc. (the "Company)

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            345 Park Avenue
		29th Floor
            New York, NY 10154

ITEM 2(A).  NAME OF PERSON FILING:

		Fieldstone Advantage Company
		Flagstone Advantage Company
            James and Nancy Grosfeld
		Grosfeld Grantor Retained Annuity Trust

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE,
RESIDENCE:

	Fieldstone Advantage Company
	2290 First National Building
	Detroit, Michigan 48226

	Flagstone Advantage Company
	2290 First National Building
	Detroit, Michigan 48226

	James and Nancy Grosfeld
	20500 Civic Center Drive
	Suite 3000
	Southfield, Michigan 48076

	Grosfeld Grantor Retained Annuity Trust
	20500 Civic Center Drive
	Suite 3000
	Southfield, Michigan 48076


ITEM 2(C).  CITIZENSHIP:

	See item 4 of cover pages

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

	Common Stock



Page 6 of 7 pages

ITEM 2(E).  CUSIP NUMBER: 037023108000

	See cover page
ITEM 3.     Not applicable

ITEM 4(A).  AMOUNT BENEFICIALLY OWNED:

	See item 9 of cover pages.

ITEM 4(B).  PERCENT OF CLASS:

	See item 11 of cover pages.

ITEM 4(C).  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)  sole power to vote or to direct the vote

 	See item 5 of cover pages.

               (ii) shared power to vote or to direct the vote:

	See item 6 of cover pages.

               (iii) sole power to dispose or to direct the disposition of

	See item 7 of cover pages.

               (iv) shared power to dispose or to direct the disposition of

           See item 8 of cover pages.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            See item 11 of cover pages.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON.

 	Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
ACQUIRED THE SECURITIES BEING REPORTED ON BY THE PARENT HOLDING
COMPANY.
	Not applicable.
SCHEDULE 13G

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
GROUP:

	Not applicable



Page 7 of 7 pages

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
	Not applicable

TEM 10.    CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               By:/s/ James Grosfeld

                                      SIGNATURE
					Fieldstone Advantage Company

                              James Grosfeld, Director


					Flagstone Advantage Company

					James Grosfeld, Director


					Grosfeld Grantor Retained Annuity Trust
					u/a/d September 17, 1997

					James Grosfeld, Trustee and Settlor

					James Grosfeld, Joint Tenant

					Nancy Grosfeld, Joint Tenant
                                  February 16, 1999
                                  ----------------
                                         DATE